Exhibit 99.1

Seagen Reports Third Quarter 2020 Financial Results

-Net Product Sales $267.5 Million in 3Q20, an Increase of 60 Percent Over 3Q19-
-Collaborations with Merck for Ladiratuzumab Vedotin and TUKYSA; Seagen Received $725M in Upfront Payments and $1B Equity Investment-
-Positive Data from Two PADCEV Clinical Trials to Support Global Registration Applications and Expand U.S. Indication-
-Positive Data from Tisotumab Vedotin Pivotal Trial; BLA Planned to Support U.S. Accelerated Approval-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — October 29, 2020 — Seagen Inc. (Nasdaq:SGEN) today reported financial results for the third quarter and nine months ended September 30, 2020. The Company also highlighted ADCETRIS® (brentuximab vedotin), PADCEV® (enfortumab vedotin-ejfv) and TUKYSA® (tucatinib) commercial and development accomplishments, as well as progress with its lead pipeline programs to treat cancer.
“Our third quarter and year-to-date strong financial performance was driven by product sales across our diverse portfolio of three marketed products as well as the positive financial impact of our recent collaborations with Merck on ladiratuzumab vedotin and TUKYSA,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seagen. “We plan to report clinical and preclinical data across our programs at several medical meetings during the remainder of 2020. In addition, we are pursuing multiple regulatory submissions, including our TUKYSA MAA that is under review by the EMA, a planned tisotumab vedotin BLA in the U.S. and global marketing applications for PADCEV. With our significant financial resources, robust drug development pipeline, expanding footprint in Europe and strategic oncology collaborations, we are well-positioned to continue building Seagen to address the unmet medical needs of cancer patients around the globe.”

COMMERCIAL PRODUCTS HIGHLIGHTS
ADCETRIS
•Presenting Data in Multiple Abstracts at ASH: ADCETRIS will be featured in multiple abstracts at the 62nd Annual Meeting of the American Society of Hematology (ASH), which will be a virtual event taking place December 5-8, 2020. Data will include five-year follow-up results from the ECHELON-1 trial in frontline stage III and IV Hodgkin lymphoma and the ECHELON-2 trial in frontline CD30-expressing peripheral T-cell lymphomas.

PADCEV
•Announced Positive Topline Results from EV-301 Phase 3 Trial: In September 2020, Seagen and Astellas announced that PADCEV alone improved overall survival compared to chemotherapy in patients with locally advanced or metastatic urothelial cancer who were previously treated with platinum-based chemotherapy and a PD-1/L1 inhibitor. The trial was stopped early due to efficacy at the planned interim analysis. Data from EV-301 will be submitted for presentation at an upcoming scientific congress. In addition, the results will be submitted to the U.S. Food and Drug Administration (FDA) as the confirmatory trial following PADCEV's accelerated approval in 2019, and EV-301 is also intended to support global registrations.

•Announced Positive Topline Results from Second Cohort in EV-201 Phase 2 Pivotal Trial: In October 2020, Seagen and Astellas reported durable objective responses in patients with locally advanced or metastatic urothelial cancer who have been previously treated with a PD-1/L1 inhibitor, have not received a platinum-containing chemotherapy and are ineligible for cisplatin. Data from this second cohort of the EV-201 trial will be submitted for presentation at an upcoming scientific congress and may support a supplemental Biologics License Application (BLA) to extend use of PADCEV in the U.S.
•Entered Into Additional Clinical Trial Collaboration with Merck: In October 2020, Seagen, Astellas and Merck entered into a clinical trial collaboration and supply agreement under which PADCEV and KEYTRUDA will be evaluated in a planned phase 3 trial to be conducted by Merck in cisplatin-eligible muscle invasive bladder cancer to complement the ongoing study in cis-ineligible patients in the same setting.
TUKYSA
•Received Approval in Fifth Country Under the FDA's Project Orbis Initiative: In August 2020, Seagen announced TUKYSA's approval in Australia for patients with metastatic HER2-positive breast cancer, including patients with brain metastases. Australia joined the U.S., Switzerland, Canada and Singapore in approving TUKYSA under Project Orbis, an initiative of the FDA Oncology Center of Excellence. In April 2020, TUKYSA became the first new medicine approved in the U.S. under Project Orbis. A TUKYSA marketing authorization application (MAA) is currently under review by the European Medicines Agency (EMA).
•Entered into Exclusive License and Co-Development Agreement with Merck for TUKYSA: In September 2020, Seagen granted Merck an exclusive license to commercialize TUKYSA in Asia, the Middle East and Latin America and other regions outside of the U.S., Canada and Europe. The collaboration is intended to accelerate global availability of TUKYSA. Seagen received an upfront payment of $125 million and is eligible for progress-dependent milestones of up to $65 million as well as tiered royalties on sales of TUKYSA in Merck’s territory.
•Expanded Clinical Development Program in HER2-Positive Cancers: Seagen initiated multiple trials to broadly evaluate TUKYSA in combination with other agents, including in gastrointestinal and other solid tumors.
PIPELINE HIGHLIGHTS
•Entered into a Global Co-Development and Co-Commercialization Agreement with Merck for Seagen’s Ladiratuzumab Vedotin (LV): In September 2020, Seagen and Merck entered into an agreement under which the companies will jointly develop and equally share future costs and profits worldwide for LV, Seagen's investigational antibody-drug conjugate (ADC). Merck made an upfront payment to Seagen of $600 million. In October 2020, following expiration of the waiting period under the Hart-Scott-Rodino Act, Merck made a $1.0 billion equity investment in 5.0 million shares of Seagen at $200 per share. In addition, Seagen is eligible for progress-dependent milestone payments of up to $2.6 billion.
•Presented Results from Tisotumab Vedotin (TV) Pivotal Trial at ESMO: In September 2020, Seagen and Genmab presented positive results at the European Society for Medical Oncology (ESMO) Virtual Congress 2020 from the phase 2 single-arm clinical trial known as innovaTV 204. The trial is evaluating TV for the treatment of patients who have relapsed or progressed on or after prior treatment for recurrent or metastatic cervical cancer. The companies plan to submit a BLA to the FDA, which could support accelerated approval in the U.S.
•Presenting Multiple Preclinical Abstracts at SITC: Several Seagen programs will be featured in presentations at the Society for Immunotherapy of Cancer’s (SITC) 35th Anniversary Annual Meeting 2020, taking place virtually November 9-14, 2020. Abstracts encompass preclinical findings on the ADCs ADCETRIS, TV and LV, as well as the Company’s novel empowered antibody programs SEA-TGT and SEA-CD40.

For additional information on Seagen’s pipeline, visit www.seagen.com/science/pipeline.

OTHER CORPORATE HIGHLIGHTS
•Received Milestone Payments Under ADC Collaboration with GlaxoSmithKline (GSK): In August 2020, Seagen achieved two milestones totaling $26 million under its ADC collaboration with GSK, triggered by FDA and EMA approval of BlenrepTM (belantamab mafodotin) for multiple myeloma.
•Announced Seagen R&D Day to be Held on November 16: The R&D day will highlight the broad clinical development of Seagen’s marketed products as well as provide an overview of its deep pipeline of innovative cancer therapies.

THIRD QUARTER AND NINE-MONTHS 2020 FINANCIAL RESULTS
Revenues: Total revenues for the third quarter and nine months ended September 30, 2020 increased to $1.1 billion and $1.6 billion, respectively, compared to $213.3 million and $626.9 million for the same periods in 2019. Growth over 2019 was driven by the addition of PADCEV and TUKYSA to the Company's commercial portfolio and impact of the Company's recent collaborations with Merck. Revenues are composed of the following three components:
•Net Product Sales:

	Three months ended September 30,			Nine months ended September 30,
(dollars in millions)	2020	2019	% Change	2020	2019	% Change
Total Net Product Sales	$267.5	$167.6	60%	$706.5	$461.6	53%
ADCETRIS	163.3	167.6	(3)%	494.9	461.6	7%
PADCEV	61.8	—	N/A	153.5	—	N/A
TUKYSA	42.4	—	N/A	58.1	—	N/A
•Royalty Revenues: Royalty revenues for the third quarter and year-to-date in 2020 were $35.9 million and $87.5 million, respectively, compared to $27.3 million and $66.2 million for the same periods in 2019. Royalty revenues are primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda. To a lesser extent, royalty revenues include sales of Polivy® (polatuzumab vedotin) by Roche, which is an ADC that uses Seagen technology.
•Collaboration and License Agreement Revenues: Amounts earned under the Company’s product, development and technology collaborations were $758.3 million and $780.3 million in the third quarter and year-to-date in 2020, respectively, compared to $18.4 million and $99.1 million for the same periods in 2019. The 2020 periods included $725 million in upfront license revenue related to the Merck collaborations for LV and TUKYSA that were entered into in September 2020. In addition, during the third quarter of 2020 Seagen received $26 million in total milestone payments from GSK, triggered by FDA and EMA approvals of Blenrep.
Research and Development (R&D) Expenses: R&D expenses for the third quarter and year-to-date in 2020 were $217.7 million and $610.9 million, respectively, compared to $196.1 million and $518.3 million for the same periods in 2019. The increases in 2020 primarily reflect continued investment in the Company's pipeline.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the third quarter and year-to-date in 2020 were $127.6 million and $375.5 million, respectively, compared to $96.1 million and $258.7 million for the same periods in 2019. The increases were primarily attributed to increased field sales personnel in the U.S. for Seagen's recently commercialized products, PADCEV and TUKYSA, as well as higher infrastructure costs to support the Company's continued growth and international expansion.

Cost of Sales: Cost of sales for the third quarter and year-to-date in 2020 were $78.3 million and $156.0 million, respectively, compared to $10.8 million and $32.0 million for the same periods in 2019. The increases in 2020 were primarily due to the gross profit share with Astellas based on PADCEV sales, which were $29.1 million and $72.6 million in the third quarter and year-to-date, respectively. Cost of sales also increased in 2020 due a payment owed to a third-party technology licensor related to the TUKYSA license agreement with Merck, amortization of acquired in-process technology costs that began with the approval of TUKYSA in April 2020, and third party royalties owed for ADCETRIS, PADCEV and TUKYSA net product sales.
Non-cash, share-based compensation cost for the first nine months of 2020 was $107.5 million, compared to $79.7 million for the same period in 2019.
Net Income (Loss): Net income for the third quarter of 2020 was $636.2 million, or $3.50 per diluted share, compared to net loss of $91.9 million, or $0.55 per diluted share, for the third quarter of 2019. Net income for the nine months ended September 30, 2020 was $446.6 million, or $2.47 per diluted share, compared to net loss of $184.5 million, or $1.13 per diluted share, for the same period in 2019. Net income for the periods in 2020 is the result of the upfront license payments received from Merck. This includes an income tax provision of $3.2 million in the third quarter of 2020. Seagen utilized federal net operating loss carryforwards as allowed, however the Company incurred income taxes in some states that did not have deferred tax assets available.
Cash and Investments: As of September 30, 2020, Seagen had $1.7 billion in cash and investments. The $1.0 billion equity investment by Merck, which closed in October 2020, will be reflected in the Company's December 31, 2020 cash and investments.

2020 FINANCIAL OUTLOOK
Seagen's 2020 financial guidance is shown below, which includes the impact of the Company's collaborations with Merck.

	Current	Previous
Revenues
ADCETRIS net product sales	$650 million to $660 million	$675 million to $700 million
PADCEV net product sales	$215 million to $235 million	Unchanged
Royalty revenues	$125 million to $130 million	$105 million to $115 million
Collaboration and license agreement revenues	$1.03 billion to $1.04 billion	$30 million to $50 million
Operating expenses and other costs
R&D expenses	$820 million to $870 million	Unchanged
SG&A expenses	$475 million to $525 million	Unchanged
Cost of Sales	$205 million to $225 million	$185 million to $205 million
Non-cash costs[1] (primarily attributable to share-based compensation)	$180 million to $200 million	Unchanged
1.Non-cash costs include share-based compensation, depreciation and amortization of intangible assets.

Conference Call Details
Seagen management will host a conference call and webcast with supporting slides to discuss its third quarter 2020 and year-to-date financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event and supporting slides will be simultaneously webcast and available for replay from the Seagen website at www.seagen.com, under the Investors section. Investors may also participate in the conference call by calling 844-763-8274 (domestic) or 412-717-9224 (international). The conference ID is 10148256. A webcast replay will be archived on the Company's website www.seagen.com, under the Investors section.

About Seagen
Seagen Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on our marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2020 outlook, including anticipated 2020 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2020 and in future periods; the Company’s pipeline; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA, tisotumab vedotin and ladiratuzumab vedotin and the Company’s other product candidates and those of its licensees and collaborators; the potential to submit a BLA for accelerated approval of tisotumab vedotin; the potential for data from the EV-301 and EV-201 cohort 2 clinical trials to support additional regulatory approvals of PADCEV; the potential for the approval of TUKYSA by the EMA; the Company’s global expansion; potential future milestone payments and royalties under the Company’s collaborations; as well as other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation: the risks that the Company’s ADCETRIS, PADCEV and TUKYSA net sales, revenues, expenses, costs, and other financial guidance may not be as expected; risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV and TUKYSA due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians, impacts associated with COVID-19 or other factors; the risk that the Company or its collaborators may be delayed or unsuccessful in planned clinical trial initiations, enrollment in and conduct of clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in the U.S. and in other countries in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory actions and the inherent uncertainty associated with the regulatory approval process; the possibility that the Company may encounter challenges in commercializing its therapeutic agents outside of the United States, including with respect to reimbursement, compliance, operational or other matters; risks relating to the Company’s collaboration agreements and its ability to achieve progress dependent milestones thereunder; and risks related to the duration and severity of the COVID-19 pandemic and resulting global economic, financial and healthcare system disruptions. More information about the risks and uncertainties faced by Seagen is contained under the caption “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the Securities and Exchange Commission (SEC), and the Company’s subsequent periodic and current reports filed with the SEC. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CONTACTS:

Investors:	Media:
Peggy Pinkston	Monique Greer
425-527-4160	425-527-4641
ppinkston@seagen.com	mgreer@seagen.com

Seagen Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Net product sales	$267,494	$167,582	$706,473	$461,563
Royalty revenues	35,924	27,261	87,520	66,218
Collaboration and license agreement revenues	758,313	18,420	780,250	99,128
Total revenues	1,061,731	213,263	1,574,243	626,909
Costs and expenses:
Cost of sales	78,296	10,827	155,962	32,024
Research and development	217,670	196,119	610,945	518,313
Selling, general and administrative	127,579	96,101	375,470	258,703
Total costs and expenses	423,545	303,047	1,142,377	809,040
Income (loss) from operations	638,186	(89,784)	431,866	(182,131)
Investment and other income (loss), net	1,223	(2,129)	17,951	(2,349)
Income (loss) before income taxes	639,409	(91,913)	449,817	(184,480)
Provision for income taxes	(3,242)	—	(3,242)	—
Net income (loss)	$636,167	$(91,913)	$446,575	$(184,480)
Net income (loss) per share - basic	$3.65	$(0.55)	$2.58	$(1.13)
Net income (loss) per share - diluted	$3.50	$(0.55)	$2.47	$(1.13)
Shares used in computation of per share amounts - basic	174,460	168,109	173,409	163,428
Shares used in computation of per share amounts - diluted	181,877	168,109	180,939	163,428

Seagen Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2020	December 31, 2019
Assets
Cash, cash equivalents and investments	$1,718,375	$868,338
Other assets	1,286,586	1,337,528
Total assets	$3,004,961	$2,205,866
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$342,688	$259,357
Deferred revenue	250,450	—
Long-term liabilities	153,793	70,222
Stockholders’ equity	2,258,030	1,876,287
Total liabilities and stockholders’ equity	$3,004,961	$2,205,866